EXHIBIT 11


                                  STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                                                  Six Months Ended June 30,
                                           -------------------------------------
                                                 2002              2001
                                           -------------------------------------

Net Income                                       1194               1550
  Less dividends on preferred stock               (12)               (12)
                                              -------            -------

Net Income available to common
  stockholders                                   1179               1538

Average shares outstanding - both basic
  and diluted                                 668,360            668,360

Earnings per share - Basic and diluted       $   1.77           $   2.30



                                               Three Months Ended June 30,
                                           -------------------------------------
                                                 2002              2001
                                           -------------------------------------

Net Income                                        615                679
  Less dividends on preferred stock                (6)                (6)
                                              -------            -------

Net Income available to common
  stockholders                                    609                673

Average shares outstanding - both basic
  and diluted                                 668,360            668,360

Earnings per share - Basic and diluted       $   0.90           $   1.00